Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) pertaining to The Carlyle Group L.P. 2012 Equity Incentive Plan of our reports dated February 16, 2017, with respect to the consolidated financial statements of The Carlyle Group L.P., and the effectiveness of internal control over financial reporting of The Carlyle Group L.P., included in its Annual Report (Form 10-K) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

McLean, Virginia
February 16, 2017